Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

DOLPHIN ENTERTAINMENT, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.015 par value per share	(1)	Other	9,244,698	$1.27	$11,740,766.46	0.0001381	$1,621.40

Total Offering Amounts:							$11,740,766.46		1,621.40
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,621.40

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Offering Note(s)

(1)	(1) Represents the 244,698 shares of common stock previously issued to the selling shareholder named herein, and 9,000,000 shares of common stock that are issuable pursuant to a purchase agreement with the selling shareholder named herein.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 (the “Securities Act”) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Company’s common stock as reported on The Nasdaq Capital Market on September 30, 2025 (a date within five business days prior to the date of this registration statement).

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.